EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------

                  All American Semiconductor Enters into Second
                       Forbearance Agreement with Lenders

                  - Company Unable to Timely File its Form 10-K

Miami, FL - April 16, 2007 -- All American Semiconductor, Inc. (NASDAQ-GM:
SEMI), a distributor of semiconductors and other electronic components, today announced that it has entered into a Second Forbearance Agreement with the lenders under its Credit Facility dated as of May 14, 2003, as amended. The lenders agreed to extend the forbearance period which would have expired on April 15, 2007 until April 24, 2007 unless sooner terminated in the event of a forbearance default. During the extended forbearance period, the lenders agreed to continue to provide revolving credit loans and to forbear from exercising their rights and remedies against the Company with respect to existing and anticipated defaults. The lenders have given no indication that they will further extend the forbearance period beyond April 24, 2007.

Subject to certain limitations, the lenders agreed to continue providing additional liquidity to the Company in the short term by allowing the Company up to approximately $4.95 million of overadvances from April 16, 2007 through April 20, 2007 and up to approximately $4.91 million of overadvances from April 21, 2007 until April 24, 2007. Among other requirements of the Forbearance Agreement, the Company is subject to limitations on types and manner of disbursements (including vendor payments) to be made, the Company must continue to pay interest at the default rate on all outstanding obligations and the lenders' revolving credit commitment under the Credit Facility was reduced from $70 million to $60 million. The Company has reduced its bank borrowings from a reported high during 2006 of $94.8 million at the end of the second quarter of 2006 to approximately $55.0 million as of March 27, 2007 and to approximately $46.0 million as of April 11, 2007.

As previously announced, the Company has been exploring a variety of strategic alternatives, including a sale, additional financing, refinancing or recapitalization, but has not secured any such transaction to address the Company's liquidity issues. The Company continues to consider its alternatives including a potential sale of the Company's assets and a Chapter 11 bankruptcy filing. The Company cannot provide any assurance that its efforts will enable it to continue as a going concern.

In an effort to improve operating efficiencies, in the fourth quarter of 2006, the Company terminated its relationship with certain suppliers which accounted for an aggregate of $7.7 million of the Company's unaudited 2006 revenues. Additionally, the Company's continuing operating and liquidity issues have resulted in the loss of other suppliers as of April 11, 2007 aggregating sales of $50.4 million of the Company's unaudited 2006 revenues. The Company's backlog of customer orders has declined from $96.4 million at the end of the third quarter of 2006 to $52.8 million as of March 23, 2007 and to $34.6 million as of April 12, 2007.

Revenue and other data for 2006 remains subject to possible adjustments in connection with the completion of the year-end audit and the preparation of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company also announced today that it does not expect to complete its year-end audit in time to file its Form 10-K by April 17, 2007, the extended due date pursuant to Form 12b-25 which the Company previously filed with the Securities and Exchange Commission. The Company cannot determine at this time when it will be able to file the Form 10-K.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. When used in this press release, the words "expected," "intends, "may," "will," "shall," and similar expressions, to the extent used, are intended to identify the forward looking statements. In addition, to the extent that this press release discusses or refers to our unaudited fiscal year end revenues, estimated results, future performance, expectations, beliefs or intentions about the Company's liquidity situation or issues, our sales, future operating results or otherwise makes statements about the loss of suppliers, a sale of the Company's assets or a Chapter 11 bankruptcy filing, such statements are forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: adjustments in inventory and/or accounts receivable and/or write-off as well as other potential adjustments in connection with the completion of the Company's audit for fiscal year 2006; failure of the Company to comply with the terms of the forbearance agreements entered into with its lenders; the exercise by the lenders of their rights and remedies upon a forbearance default, other default under the Credit Facility or expiration of the forbearance period, as extended; the filing of a Chapter 11 bankruptcy case; insufficient funds generated or available from operations, from the Company's Credit Facility because of borrowing base, financial covenant or overadvance or other limitations or otherwise and from other financing sources, if obtainable at all, to support the Company's operations and reduce its severe liquidity issues; further and continuing deterioration in the relationships with existing suppliers and customers; additional losses of suppliers and customers; the continuing and increasing slowdown in sales or that slowdown being greater than the Company expects; inventory builds at the Company's customer base; the failure of the Company's ERP system to improve or to become fully and successfully implemented and operational, as well as the ultimate total cost of installing and implementing the ERP system; weakening industry and market conditions more than the Company expects; the level and extent of effectiveness of certain cost cutting measures by the Company implemented or required to be implemented and the impact of those cost cutting measures on the ability of the Company to operate and to reduce its losses; an increase in interest rates, including as a result of its default under the Credit Facility and/or further increases in pricing levels under its Credit Facility and/or interest rate increases by the Federal Reserve Board; and the other uncertainties, risks and factors described in the Company's reports on Forms 10-K, Forms 10-Q, Forms 8-K and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

CONTACT:

All American Semiconductor, Inc.
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417

Raymond James & Associates, Inc.
Raj Singh
(212) 672 6835
Joseph B. Hayek
(404) 442 5807